                                                                    EXHIBIT 12.1

                          COMMUNITY DISTRIBUTORS, INC.

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

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
                                                                                    FISCAL YEAR    FISCAL YEAR      FISCAL YEAR
                                                                                       ENDED          ENDED            ENDED
EARNINGS AVAILABLE FOR FIXED CHARGES                                               JULY 26, 1997  JULY 25, 1998    JULY 31, 1999
------------------------------------                                               -------------  -------------    -------------
Income before income taxes......................................................        $  9,779        $  6,715         $  2,753
ADD
Interest expense................................................................           3,018           6,748            8,033
Interest component of rent expense..............................................           2,811           3,057            3,477
                                                                                        ---------       ---------        ----------
Income as adjusted..............................................................        $ 15,608        $ 16,520         $ 14,263
                                                                                        ---------       ---------        ----------
                                                                                        ---------       ---------        ----------

Fixed charges
Interest expense................................................................        $  3,018        $  6,748         $  8,033
Interest component of rent expense..............................................           2,811           3,057            3,477
                                                                                        ---------       ---------        ----------
Total fixed charges.............................................................        $  5,829        $  9,805         $ 11,510
                                                                                        ---------       ---------        ----------
                                                                                        ---------       ---------        ----------

Ratio of earnings to fixed charges..............................................            2.68            1.68             1.24
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